CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is entered into by and between Billy M. Dodson (“Employee”) and Ministry Partners Investment Company LLC  (“MPIC” or the “Company”).  Employee and MPIC are collectively referred to as the Parties in this Agreement.

RECITALS

Employee was hired by the Company on May 8, 2006   He most recently held the position of President and Chief Executive Officer.  In addition, Employee held the title of Chief Executive Officer of Ministry Partners Securities LLC (“MPS”), a wholly owned subsidiary of MPIC.

The Parties mutually agreed that Employee shall be resigning his position with the Company, with MPS, and with all other affiliated organization of the Company effective October 2, 2013.

The Parties now enter into this Agreement to resolve any and all disputes arising out of or related to Employee’s employment, including all disputes that arise out of or relate to Employee’s separation from MPIC.

AGREEMENT

In consideration of the covenants and promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Resignation of Employment.

a.Employee acknowledges and agrees that he resigned his employment with the Company, and has resigned from all positions he held with the Company, including any and all committees, from membership on the Board of Directors he held at the Company, effective October 2, 2013 (the “Separation Date”).  As of the Separation Date, Employee also has resigned from any and all positions, including any and all committees and from membership on the Board of Directors he held at MPS and from all other affiliate organizations of the Company.  Employee also acknowledges that he performed no service for the Company, MPS, or any other affiliated organizations in any capacity beyond September 18, 2013, when he was placed on administrative leave.

b.The Company agrees, covenants, and represents that it will not oppose any application Employee may file or submit for unemployment insurance.  However, Employee agrees, covenants, and represents that he shall not, in any manner indicate in any application, form, or other document submitted in connection with obtaining unemployment compensation that: (1) his separation from the Company violated any law, including state or federal statute, rule or regulation or common law provision or was otherwise wrongful in any manner; or (2) that the Company violated any state or federal statute, rule, regulation, or common law provision, or otherwise engaged in any wrongful or unlawful conduct with respect to Employee’s employment.

Severance Benefits.

Within a reasonable time after the Effective Date of this Agreement, and on the condition that Employee not exercise his/her right of revocation as provided in Section 3(d) of this Agreement, and on the further condition that Employee comply with the terms of this Agreement, the Company shall provide Employee with the following, which collectively will be referred to as the “Severance Benefits” in this Agreement:

a.The Company will pay to Employee the total gross amount of $196,355.00 (the “Severance Payment”).  The Parties agree that the Severance Payment will be paid to Employee in two equal installments.  The first installment will be paid in the first regular payroll period following the Effective Date of this Agreement.  The second installment will be paid on or before March 1, 2014.   The Parties acknowledge and agree that a portion of the Severance Payment serves as consideration for the Employee’s release with respect to Evangelical Christian Credit Union, the Evangelical Christian Credit Union Profit Sharing/401(k) Plan and all fiduciaries with respect to such plan, as set forth in Section 3.  Employee agrees that the Company shall withhold from the Severance Payment and the related installment payments all applicable payroll taxes, as well as all other authorized or mandatory deductions.

b.Employee acknowledges that, as of the Separation Date, he may be eligible to obtain continuing coverage under the Company’s group medical plan pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations (“COBRA”).  For a period of 9 months, from October 2013 through July 2014, the Company will pay the premium payments for any COBRA continuation coverage that Employee properly elects to obtain for himself and those of his family members who were currently eligible dependents under the Company’s health insurance plan as of the Separation Date.  After July  2014, Employee shall be solely responsible for paying any and all premiums necessary to continue such health insurance benefits.  Employee hereby acknowledges that he has received from the Company all required information and forms regarding his right to continue health insurance benefits under COBRA.

c.         If the Employee so chooses, he will have the option to seek career transition services from Peter K. Studner Associates.   The Company will pay up to $15,500 for the career transition services Peter K. Studner Associates provides to Employee.  Any costs beyond $15,500 shall be borne solely by Employee.  Employee must activate his participation in the career transition program within 14 days of the Effective Date of this Agreement.

d.Employee acknowledges and agrees that the Severance Benefits do not constitute money or benefits to which he is or may become entitled for any work performed for the Company through the Separation Date.  Employee further acknowledges and agrees that he is not eligible for, or entitled to, payment of any other benefits of employment, wages, bonuses, or commissions, except as provided in this Agreement.

e.If Employee breaches any term of this Agreement, he agrees that the Company will cease and desist from making any further, unpaid installment payments, and any installment payment previously paid by the Company to Employee shall be returned within 15 business days of such breach being established.

General Release And Covenant Not To Sue By Employee.

a.Employee, for himself and his family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges MPIC, MPS, Evangelical Christian Credit Union, Evangelical Christian Credit Union’s Profit Sharing/401(k) Plan and all fiduciaries with respect to such plan, and their respective subsidiaries, affiliated entities, members, partners, directors, officers, shareholders, insurers, agents, employees, and predecessors and successors, past and present (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Employee or Affiliates now have, or may ever have had (“Claims”), against any of the Releasees arising out of, or related in any way to any of the following: (i) Employee’s employment with the Company, including the termination thereof; and (ii) any act, omission, or transaction of or by the Company or any of the Releasees occurring on or before the date the Employee executes this Agreement.

b.Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions waive and release Claims alleging violations of any federal or state employment discrimination law, including without limitation the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); Employee Retirement Income Security Act (ERISA); as well as Claims arising out of or related to violations of any other state or federal law, rule or regulation or any Claim arising out of any common law theory.

c.  This Agreement, and the release contained herein, are subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  In compliance with OWBPA, Employee hereby acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Employee hereby acknowledges and agrees as follows: (i) this Agreement has been written in a manner that is calculated to be understood, and it understood, by Employee; (ii) the release provisions of this Agreement apply to any rights Employee may have under the ADEA, including the right to file a lawsuit in state or federal court of age discrimination in violation of the ADEA; (iii) the release provisions of the Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after Employee executes this Agreement; (iv) the Company does not have a preexisting duty to provide Employee with the Severance Benefits identified in this Agreement; (v) Employee has been advised and given the opportunity to consult with an attorney, and has consulted with an attorney to the extent he wished to do so, prior to executing this Agreement; (vi) Employee has had a period of at least 21 days to consider this Agreement; and (vii) Employee has the right to revoke this Agreement within seven days after its execution.  To revoke this Agreement, Employee must send written notice of his revocation of the Agreement to Van Elliott at fax number 714-784-7144 or by email to moneyvan@aol.com within the time period noted above.  To the extent Employee revokes this Agreement, Employee agrees and acknowledge that he/she shall not be entitled to any of the Severance Benefits provided by this Agreement.

d.Employee understands that by signing this Agreement and agreeing to the release of Claims, he is not waiving any right or claim that cannot be waived as a matter of law.  Employee further understands that the release of Claims does not prevent him from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Employee hereby waives any right to receive any monetary award resulting from such a charge or investigation.

Release Provisions Applicable To Unknown Claims.

Employee further understands and acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Notwithstanding such knowledge, Employee and the Affiliates hereby waive and relinquish all rights and benefits which they may have under Section 1542 of the California Civil Code and any other statute or common law principle to the same or similar effect.

General Release And Covenant Not To Sue By MPIC.

MPIC, on its own behalf and, to the extent permitted by law, on behalf of its subsidiaries and affiliated entities, hereby fully and without limitation releases, covenants not to sue, and forever discharges Employee and his family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Employee Releasees”) from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature that MPIC, its subsidiaries and its affiliated entities have, or may ever have had against the Employee and any Employee Releasees arising out of, or related in any way to Employee’s employment with the Company.  Notwithstanding the generality of the foregoing, the Parties hereby agree that the covenant not to sue, discharge, and release of claims provided in this Section 5 shall not extend to any claims by MPIC, its subsidiaries or its related companies against Employee or the Employee Releasees involving currently unknown intentional or malicious misconduct arising out of or related to Employee’s employment, including claims involving embezzlement, fraud, or the intentional breach of fiduciary duties.

Confirmation of Payment of Wages.

Employee agrees and acknowledges that he has been paid all wages due and owing to him as of the Separation Date, including all accrued, but unused vacation pay, bonuses, commissions and payments of any other type for services rendered up to and including the Separation Date.

Company Proprietary Information And Non-Solicitation.

In consideration of the Severance Benefits and other promises provided by this Agreement, Employee agrees to the following terms.

a.Non-Disclosure of Proprietary Information:  Employee understands and agrees that his work for the Company involved access to and creation of confidential, proprietary and trade secret information of the Company and of the Company’s subsidiaries (including MPS) and affiliates (collectively referred to and defined below as “Proprietary Information”).  Employee agrees to hold all such Proprietary Information and trade secrets in strict confidence and never to use or disclose any Proprietary Information or trade secrets to anyone at any time, except as specifically authorized in writing by an authorized officer of the Company.   Employee further understands and agrees that “Proprietary Information” for purposes of this Agreement means all information and any idea, whether disclosed to or learned or developed by Employee, pertaining in any manner to the business of the Company or to the Company’s affiliates (including subsidiaries), consultants, customers, and vendors, including any of the Company’s trade secrets, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from the Company.  Employee understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (a) techniques, development tools and processes, computer printouts, computer programs, (b) information about loans, loan profiles, loan sales, costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (g) the Company’s business plans, audits and other non-public financial data related to the Company’s products and services.  Employee hereby confirms that he has returned to the Company all property belonging to the Company that came into his possession or control during his employment, including, without limitation, all equipment, keys, computer hardware and software, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by him in the course of or incident to his employment with MPIC.

b.MPIC has agreed to permit Employee to retain his Company-provided laptop computer and Company issued mobile phone, provided however, that Employee hereby agrees, covenants and represents that he shall comply with the confidentiality requirements in Section 7(a) and delete from the computer and mobile phone any and all Proprietary Information and represent and warrant that all such information and data has been deleted.  Employee also agrees to immediately transfer the mobile phone to Employee’s personal account.  The term “delete” as used in this Section 7(b) means that Employee will take all reasonable efforts to delete all Proprietary Information and that Employee will not make attempts to reconstruct or restore information that has been deleted.

c.Non-Solicitation:  Employee acknowledges and agrees that, because of his responsibilities at the Company, he helped to develop, and was exposed to, the Company’s business strategies, information on customers and clients, information about the Company’s employees, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove.  Employee also acknowledges and agrees that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, Employee agree as follows: (i) he shall not, for a period of one year following the Separation Date, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company to leave the Company or terminate his employment with the Company; and (ii) he shall not use the Company’s Proprietary Information or trade secrets to interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers; or for the purpose of selling products or services competitive with the Company’s, solicit any person, firm, corporation or entity that was a customer or client or prospective client of the Company at any time during the one-year period preceding the Separation Date by using the Company’s Proprietary Information or trade secrets, or otherwise soliciting such customers by means that amount to unfair competition.

Warranties; Representations and Non-Disparagement.

a.Employee represents and warrants that he has not assigned or transferred any interest in any Claims that he has or may have against any of the Releasees.  Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity who successfully asserts such assignment or transfer.

b.Employee agrees not to disparage or defame MPIC, MPS, or any of their respective subsidiaries, directors, officers, employees or agents or its successors and assigns.  Employee acknowledges and understands that his obligations regarding nondisparagement extends to comments and statements made on social networking and blogging sites.

c.MPIC agrees that the current members of the Board of Directors and the Company’s managing agents, while employed by MPIC, shall not defame Employee regarding any aspect of his employment with MPIC or the performance of any of his duties on behalf of MPIC.

 d.  Employee represents that he has not suffered any work-related injuries while employed by the Company and accordingly, he has not filed and does not intend to file any claim for workers’ compensation benefits of any type against the Company or MPS.  Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Employee agrees, covenants, and represents that the Company, or MPS if applicable, may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Employee files such a claim.

Non-Admission of Liability.

The Parties acknowledge and agree that this Agreement shall not be treated as an admission of liability or wrongdoing by any Party, at any time or for any purpose.

Confidentiality Of This Agreement.

a.Except as may be required by law, Employee agrees, covenants, and represents that he has not and will not disclose, communicate, divulge, or discuss any facts relating to the negotiation, existence, or terms of this Agreement to any person, other than his immediate family and legal and financial advisors, without first obtaining the Company’s written consent to each disclosure.

b.MPIC agrees its managing agents will not divulge or discuss any facts relating to the negotiation, existence, or terms of this Agreement.  Notwithstanding the foregoing, the Parties agree that MPIC and its managing agents may disclose the facts relating to the negotiation, existence, and terms of this Agreement as necessary to effectuate its terms, to obtain legal or financial advice, to conduct business, to report as part of the Company’s corporate governance requirements, and to inform those individuals or businesses that MPIC determines in good faith have a need to know of this Agreement or its terms.

Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Employee, MPIC, MPS and their respective heirs, executors, administrators, trustees, successors, assigns, affiliated entities, directors, officers, shareholders, partners, agents, and employees, past and present.

Integration; Modifications.

a.This Agreement constitutes an integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and replaces all prior discussions, understandings, representations, promises, communications, and agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.  There is no other agreement, written or oral, express or implied, between the Parties relating to the subject matter of this Agreement, other than this Agreement.

b.This Agreement may not be modified orally.  It may be modified only by a written instrument that is signed by Employee and the MPIC’s Chairman of the Board.

Choice of Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of California without regard to California’s rules regarding conflicts of law.

Severability.

Each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 3 and 4 of this Agreement.  If a court of competent jurisdiction holds that Sections 3 or 4 are illegal, invalid, or unenforceable, then this Agreement shall become null and void, and the Severance Benefits paid pursuant to Section 2 shall be returned to the Company within 15 days.  If any provision other than the provisions in Section 3 and 4 is declared illegal, invalid, or unenforceable for any reason, that provision shall remain in effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect.

Effective Date.

The “Effective Date” of this Agreement shall be the eighth day after Employee signs and delivered the Agreement to the Company, so long as the Employee has not exercised his right to revoke within the seven-day revocation period in accordance with Section 3.

Employee represents that HE has read this Agreement and fully understands all of its terms; that HE has had an opportunity to confer with an attorney about this Agreement; and that HE has executed this Agreement without coercion or duress of any kind.

Dated: ________________.	__________________________________________ BILLY M. DODSON
Dated: ________________.	MINISTRY PARTNERS INVESTMENT COMPANY By: ______________________________________ Title: _____________________________________